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[SKYMALL(R) LOGO]

                                                                    Exhibit 99.1



CONTACTS:

Christine Aguilera        Budd Zuckerman                  1520 East Pima St.
SkyMall, Inc.             Genesis Select Corporation      Phoenix, AZ
(602) 528-3249            (303) 357-6565                  (602) 254-9777
aguilera@skymall.com      budd@genesisselect.com          www.skymall.com


                             FOR IMMEDIATE RELEASE



           SKYMALL AND RITEK FORM DISC VENTURE VALUED AT $50 MILLION
STRATEGIC INVESTMENT LAUNCHES SKYMALL MEDIA VENTURES - A NEW COMPANY FOCUSING ON
                                   BROADBAND

      PHOENIX -- JUNE 20, 2000 -- SkyMall, Inc., (NASDAQ: SKYM) the multi-channel specialty retailer, today formally announced an investment agreement in which MRT Technology, LLC, the North American subsidiary of Ritek Corporation, the world's leading manufacturer of optical media, including compact discs (CDs) and digital video discs (DVDs), plans to invest as much as $15 million into a newly formed SkyMall(R) subsidiary, SkyMall Media Ventures, Inc., in return for up to 30% of the equity of the new subsidiary.

      SkyMall Media Ventures, Inc. intends to develop interactive media content in cooperation with participants from numerous industries, including retail, entertainment and services. Through an exclusive agreement with SkyMall, Inc., SkyMall Media Ventures intends to distribute optical media, consisting of CDs and DVDs, at no cost to the consumer, across SkyMall's coveted distribution channels which reach approximately 500 million consumers annually. SkyMall's agreement to distribute the discs in its channels, as well as its management expertise in this area, was the principal basis for SkyMall's 70% interest in the new venture.

      "We are pleased to have the world's leading storage media and optical disc visionaries, Ritek/MRT, as an equity partner in this new endeavor," said Thomas
C. Edwards, President of SkyMall Ventures, Inc. "Through this new venture, we look forward to introducing a
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compelling Web-connected, interactive new media that we believe will facilitate tremendous one-to-one marketing opportunities."

                                     (more)


ABOUT SKYMALL, INC.

Founded in 1989, SkyMall(R) is a multi-channel specialty retailer that provides a large selection of premium-quality products and services to consumers from a wide variety of merchants and partners. SkyMall is best known for its in-flight catalog, which is available on more than 70% of all domestic airlines, reaching approximately 500 million domestic airline passengers annually. Through its skymall.com, inc. subsidiary, SkyMall offers an expanded selection of products and services to online shoppers. SkyMall Ventures, Inc. a SkyMall, Inc. subsidiary, provides a merchandise redemption program for a number of loyalty programs, allowing consumers to purchase SkyMall merchandise with loyalty points earned in other programs. Through Durham & Company, a SkyMall subsidiary, SkyMall offers high-quality logo merchandise via its catalogs, workplace initiatives and the durham.skymall.com Web site. SkyMall's new subsidiary, SkyMall Media Ventures, Inc., plans to produce interactive CDs and DVDs, which will provide shopping, entertainment and services through SkyMall's airline seat pocket distribution. For further information and prior press releases, please visit SkyMall's Web site at www.skymall.com.

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to the acceptance of optical media, including but not limited to CDs and DVDs, by consumers, the ability to secure third party sponsors for the discs, the ability of Ritek Corporation and MRT Technology, LLC to meet the production demands of the SkyMall Media Ventures program, the continued functionality of the Company's Web site and information technology infrastructure, the technical ability to meet the demands of changing consumer needs and managing a growing business, the ability of SkyMall to implement the program described herein, as well as those factors detailed by SkyMall, Inc. in its filings with the Securities and Exchange Commission.
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Note to Editors: SkyMall(R), skymall.com(R) and skymalltravel.com(R) are
Registered Trademarks of SkyMall, Inc.